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Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Common Units
Representing Limited Partner Interests
in
Buckeye GP Holdings L.P.
at
$17.00 Net Per Common Unit
by
BGH GP Holdings, LLC

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF COMMON UNITS (THE "UNITS") REPRESENTING LIMITED PARTNER INTERESTS IN BUCKEYE GP HOLDINGS L.P. (THE "PARTNERSHIP") THAT WILL CONSTITUTE AT LEAST A MAJORITY OF THE UNITS OUTSTANDING AS OF THE DATE THE UNITS ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCLUDING THE UNITS BENEFICIALLY OWNED BY BGH GP HOLDINGS, LLC ("PURCHASER") AND CERTAIN OTHER PERSONS, AS SET FORTH IN THE "INTRODUCTION" (THE "MINIMUM CONDITION"); AND (II) UNLESS PURCHASER WERE TO WAIVE THIS CONDITION, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF UNITS SUCH THAT, UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED UNITS PURSUANT TO THE OFFER, PURCHASER AND ITS AFFILIATES WILL OWN MORE THAN 90% OF THE UNITS ON A FULLY DILUTED BASIS (AS DEFINED IN THE "INTRODUCTION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN "THE OFFER—SECTION 11. CONDITIONS TO THE OFFER" OF THIS OFFER TO PURCHASE.

        THERE IS NO FINANCING CONDITION TO THE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 IMPORTANT

        If you wish to tender all or any portion of your Units you must either (i) complete and sign the enclosed Letter of Transmittal (as defined herein) or a facsimile thereof in accordance with the Instructions in the Letter of Transmittal, have your signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal) and any other required documents to the Depositary (as defined herein) and either deliver the certificate(s) evidencing your Units (the "Unit Certificates") to the Depositary or tender your Units pursuant to the procedure for book-entry transfer discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" of this Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Units.

        If you desire to tender Units and the Unit Certificates evidencing such Units are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender Units by following the procedures for guaranteed delivery discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" of this Offer to Purchase.

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the "Information Agent"), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

The Information Agent for the Offer is:

November 5, 2008

SCHEDULE A—INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
SCHEDULE B—SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

i

 SUMMARY TERM SHEET

        This summary term sheet highlights important and material information contained in this offer to purchase but is intended to be an overview only. To fully understand the offer described in this document, and for a more complete description of the terms of the offer, you should read carefully this entire offer to purchase, the schedules to this offer to purchase, the documents incorporated by reference or otherwise referred to herein and the letter of transmittal. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

        Unless the context indicates otherwise, we use the terms "we," "us" or "our" in this offer to purchase to refer to BGH GP Holdings, LLC ("Purchaser").

Securities Sought:	All outstanding common units, which we refer to as "units," representing limited partner interests in Buckeye GP Holdings L.P., which we refer to as the "Partnership," not owned by Purchaser or its subsidiaries.
Price Offered Per Unit:	$17.00 per unit, net to the seller in cash without interest, subject to any applicable withholding taxes.
Parties to the Tender Offer:
Purchaser is the purchaser in this tender offer. Purchaser and its affiliates currently own approximately 61% of the outstanding units and Purchaser wholly owns MainLine Management LLC, which we refer to as "MainLine." MainLine is the general partner of the Partnership. Whenever we refer in this offer to purchase to the Partnership's board of directors, we are referring to the board of directors of MainLine, which consists of eight directors, three of whom are independent and five of whom are affiliated with Purchaser.
Scheduled Expiration Time:	5:00 p.m., New York City time, on Friday, December 5, 2008.
Minimum Condition:
The offer is conditioned upon, among other things, there being validly tendered and not withdrawn at least a majority of the units owned by persons other than Purchaser and certain other persons as set forth in the "Introduction" as of the date the units are accepted for payment pursuant to the offer. We refer to this condition as the "minimum condition." The minimum condition is not waivable. See "The Offer—Section 11. Conditions to the Offer" for more information.
Other Conditions:	• The offer is also subject to certain other conditions, each of which is waivable by Purchaser, including:
•
there being validly tendered and not withdrawn a sufficient number of units such that, upon acceptance for payment and payment for the tendered units pursuant to the offer, Purchaser and its affiliates will own more than 90% of the units on a fully diluted basis (as defined in the "Introduction"); and
• the Partnership's board of directors or the special committee (or any other committee of the Partnership's board of directors) not having recommended rejection of the offer by unitholders. See "The Offer—Section 11. Conditions to the Offer" for more information.
•
We believe that we do not need to obtain any material antitrust, bank, regulatory or other governmental approvals, consents or clearances in order to complete this offer. See "The Offer—Section 11. Conditions to the Offer" for more information.
	•	The offer is not subject to any financing condition. See "The Offer—Section 9. Source and Amount of Funds" for more information.
Position of the Partnership's Board:	•
The tender offer has been commenced without Purchaser's obtaining the prior approval of the Partnership's board of directors; such approval is not required under applicable law or under the Partnership's partnership agreement for this tender offer transaction to be commenced or completed. See the "Introduction" for more information.
•
On October 22, 2008, the Partnership issued a press release stating, among other things, that its board of directors formed a special committee of independent directors to consider the offer but that the Partnership had not made a decision concerning its response to the offer. The Partnership is required to advise the Partnership's unitholders of its position on the offer—recommending acceptance or rejection of the offer, expressing no opinion and stating that it will remain neutral toward the offer or stating that it is unable to take a position with respect to the offer—within ten business days after the date of this offer to purchase. See the "Introduction" for more information.
Procedure for Tendering:
To tender units, unitholders must deliver the certificate(s) representing their units, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A., the depositary for the offer, prior to the time the tender offer expires. If the units are held in street name (that is, through a broker, dealer or other nominee), the units can be tendered by a unitholder's nominee through The Depository Trust Company as long as (i) an agent's message or (ii) a letter of transmittal and the other documents required by the letter of transmittal are delivered to the depositary. Unitholders unable to deliver any required document or instrument to the depositary by the expiration of the tender offer may be able to tender their units using the guaranteed delivery procedures described in this offer to purchase. See "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" for more information.

Withdrawal Rights:	A unitholder may withdraw units at any time prior to the expiration of the offer and, if Purchaser has not accepted such units for payment by Saturday, January 3, 2009, the units can be withdrawn at any time after that date until Purchaser accepts units for payment. This right to withdraw, however, will not apply to any subsequent offering period if Purchaser elects to establish one. To withdraw units, a unitholder must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the depositary while the right to withdraw is still in effect. See "The Offer—Section 4. Withdrawal Rights" for more information.
Call Right:
If the offer is completed and Purchaser owns more than 90% of the units, Purchaser will cause MainLine (or one or more of its assignees) to exercise its limited call right under the Partnership's partnership agreement to acquire any remaining units not owned by Purchaser or its affiliates. Purchaser will cause the call right to be exercised promptly once the price per unit required to be paid in the exercise of the call right, which is determined pursuant to a formula contained in the Partnership's partnership agreement, is no greater than the price per unit paid in the offer. If the price per unit required pursuant to that formula is less than the price per unit paid in the offer, Purchaser will nonetheless cause MainLine (or its assignee(s)) to pay the price per unit paid in the offer. See the "Introduction," "Special Factors—Section 5. The Call Right; Plans for the Partnership After the Offer and the Call; Certain Effects of the Offer" and "Special Factors—Section 7. Appraisal Rights; Rule 13e-3" for more information.
No Appraisal Rights:
Unitholders will not be entitled to a judicial appraisal of the fair value of their units in connection with the offer or the exercise of the call right. See "Special Factors—Section 7. Appraisal Rights; Rule 13e-3" for more information.
Going Private:	After the closing of the offer and the call:
•
Purchaser and its affiliates will own all of the units, and the current holders of units (other than Purchaser and its affiliates) will no longer have any interest in the Partnership's future earnings or growth;
• the Partnership will no longer be a public company, and its financial statements will no longer be publicly available; and
•
the units will no longer trade on the New York Stock Exchange. See "The Offer—Section 12. Effect of the Offer on the Market for the units; NYSE Quotation; Exchange Act Registration; Margin Regulations" for more information.

 QUESTIONS AND ANSWERS ABOUT THE OFFER

        The following are answers to some of the questions you, as a unitholder of the Partnership, may have about the offer. We urge you to read carefully the remainder of this offer to purchase, the schedules to this offer to purchase and the letter of transmittal and the other documents incorporated by reference or to which we have referred because the information in these questions and answers is intended to be an overview only and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

Who is offering to buy my securities?

        Purchaser is offering to buy your securities. Purchaser is a Delaware limited liability company owned primarily by affiliates of ArcLight Capital Partners, LLC and Kelso & Company, as well as by certain members of senior management of the Partnership and by funds affiliated with Lehman Brothers Holdings Inc. Purchaser and its affiliates currently own approximately 61% of the outstanding units, and Purchaser owns all of MainLine, which is the general partner of the Partnership. See the "Introduction" and "The Offer—Section 1. Terms of the Offer" for more information.

What are the classes and amounts of securities sought in the offer?

        Purchaser is seeking to purchase all issued and outstanding units, other than units owned by Purchaser or its subsidiaries. As of the date of this offer to purchase, Purchaser owns 17,004,595 units (including 2,830 units owned by MainLine), representing approximately 61% of the 27,769,647 units that were issued and outstanding as of October 30, 2008. Purchaser also owns 509,142 management units representing limited partner interests in the Partnership, or approximately 96% of the management units outstanding as of October 30, 2008. Management units, which are convertible on a one-for-one basis into units at any time at the option of the holder thereof, were issued to certain members of the Partnership's management prior to the initial public offering of units in exchange for certain compensation awards previously issued to them. Purchaser subsequently purchased a portion of the management units from certain members of management. See the "Introduction" and "The Offer—Section 1. Terms of the Offer" for more information.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $17.00 per unit, net to you, in cash, without interest, subject to any applicable withholding taxes. If you are the record owner of your units and you tender your units to us in the offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your units through a broker or other nominee, and your broker tenders your units on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction." Payments in connection with the offer or the call may also be subject to backup income tax withholding at a rate of 28%, if certain requirements are not met. See "The Offer—Section 5. Certain Federal Income Tax Consequences" for more information.

Do you have the financial resources to make payment? Is your financial condition relevant to my decision to tender in the offer?

        Purchaser has binding commitments from certain of its members to provide sufficient funds to purchase all units validly tendered and not withdrawn in the offer. Those members intend to draw on previously committed capital and other sources to fund the offer price for tendered units. We believe our financial condition is not relevant to your decision whether to tender in the offer, because:

  •
  the offer is being made for all outstanding units solely for cash;

  •
  the offer is not subject to any financing condition; and

  •
  if we complete the offer and we own more than 90% of the units, we will acquire all remaining units through the exercise of the call right, described above in the "Summary Term Sheet," at the same price per unit as the price per unit paid in the offer.

See "The Offer—Section 9. Source and Amount of Funds" for more information.

How long do I have to decide whether to tender in the offer? Can the offer be extended?

        You will have until 5:00 p.m., New York City time, on Friday, December 5, 2008, to tender your units in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this offer to purchase. We can elect at any time to extend the offer. If we extend the offer, we will inform Computershare Trust Company, N.A. (which is the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. We may also decide to establish a subsequent offering period of up to 20 business days in certain circumstances, although we are not obligated to do so. See "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units" for more information.

Will units not tendered in the tender offer be purchased after the tender offer? If I decide not to tender, how will the offer affect my units?

        If we accept for payment and pay for at least a majority of the outstanding units of the Partnership, excluding units owned by Purchaser or certain persons as set forth in the "Introduction," and thereafter hold more than 90% of the outstanding units, we will acquire any remaining units by exercising the call right described in the "Summary Term Sheet."

        If we waive this 90% condition, complete the offer, and are not able to exercise the call right, however, the number of unitholders and the number of units that are still in the hands of the public may be so small that the units may not be eligible to trade on the New York Stock Exchange, and there may not be any public trading market for the units. See the "Introduction," "Special Factors—Section 5. The Call Right; Plans for the Partnership After the Offer and the Call; Certain Effects of the Offer" and "The Offer—Section 12. Effect of the Offer on the Market for the Units; NYSE Quotation; Exchange Act Registration; Margin Regulations" for more information.

What will you do if the price per unit to be paid upon exercise of the call right, as determined by the formula set forth in the Partnership's partnership agreement, is greater than $17.00?

        We will wait to exercise the call right until the price per unit we are required to pay under the partnership agreement is no greater than the price per unit paid in the offer. If the price per unit required to be paid in the call right is less than the price per unit paid in the offer, we will nonetheless pay the price per unit paid in the offer.

Will I have the right to have my units appraised?

        You will not have a right under Delaware law or the Partnership's partnership agreement to demand payment of the judicially appraised fair value of units tendered in the offer or purchased by us pursuant to the call right. See "Special Factors—Section 7. Appraisal Rights; Rule 13e-3" for more information.

What effect will the offer have on my right to receive distributions from the Partnership?

        On October 29, 2008, the Partnership's board of directors announced a quarterly distribution of $0.32 per unit payable on November 28, 2008 to unitholders of record as of November 7, 2008. Tendering your units in the offer or having them acquired in the call will not affect any right you have to receive that distribution. However, the offer is conditioned on, among other things, the Partnership's board of directors not having declared or paid any other dividend or distribution in respect of units. See "The Offer—Section 11. Conditions to the Offer" for more information. In addition, without prejudicing our rights under "The Offer—Section 11. Conditions to the Offer," in the event the Partnership declares any other dividend or distribution, the price paid in the offer will be reduced by the amount of any such cash dividend or distribution, and any non-cash dividend or distribution (for instance, additional units) will be required to be transferred to us by any tendering unitholder.

What is the market value of my units as of a recent date?

        On October 21, 2008, the last trading day before we announced our intention to commence the offer, the closing price of the units as reported on the New York Stock Exchange was $14.29. On November 4, 2008, the last trading day before we commenced the tender offer, the closing price reported on the New York Stock Exchange was $17.10. We encourage you to obtain a recent quotation for the units in deciding whether to tender your units. See "The Offer—Section 6. Price Range of Units and Related Matters" for more information.

Generally, what are the United States federal income tax consequences of tendering units?

        The receipt of cash for units pursuant to the offer will be a taxable transaction for United States federal income tax purposes. In general, a unitholder who sells units pursuant to the offer will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount realized and the unitholder's adjusted tax basis in the units sold pursuant to the offer. A unitholder's amount realized will be measured by the sum of the cash received by the unitholder plus the unitholder's share of the Partnership's nonrecourse liabilities. If the units sold constitute capital assets in the hands of the unitholder, such gain or loss will generally be capital gain or loss. Capital gains recognized by an individual may be taxed at a favorable rate if the units were held for more than one year. However, a portion, which may be substantial, of a unitholder's gain or loss will be separately computed and taxed as ordinary income. See "The Offer—Section 5. Certain Federal Income Tax Consequences" for more information.

To whom may I speak if I have questions about the offer?

        You may call Innisfree M&A Incorporated at (888) 750-5834 (toll free). Innisfree M&A Incorporated is acting as the information agent for our offer. See the back cover of this offer to purchase for additional contact information.

To the Holders of Common Units Representing Limited Partner Interests in Buckeye GP Holdings L.P.:

INTRODUCTION

        BGH GP Holdings, LLC, a Delaware limited liability company ("Purchaser"), hereby offers to purchase all of the issued and outstanding common units representing limited partner interests ("Units") in Buckeye GP Holdings L.P. (the "Partnership"), other than Units owned by Purchaser or its subsidiaries, at a price of $17.00 per Unit, net to the seller in cash, without interest thereon, subject to any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

        Purchaser and its affiliates currently own approximately 62% of the outstanding Units on a fully diluted basis (as defined below in this "Introduction"), and Purchaser wholly owns MainLine Management LLC ("MainLine"), which is the general partner of the Partnership. The Partnership owns 100% of the member interests in Buckeye GP LLC ("Buckeye GP"), which is the general partner of Buckeye Partners, L.P. ("Buckeye"). Whenever we refer in this Offer to Purchase to the Partnership's board of directors, we are referring to the board of directors of MainLine, which consists of eight directors, three of whom are independent and five of whom are affiliated with Purchaser.

        Unitholders of record who tender Units directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Units by Purchaser pursuant to the Offer. Unitholders who hold their Units through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Offer. Purchaser will pay all fees and expenses of Computershare Trust Company, N.A., which is acting as the depositary for the Offer (in such capacity, the "Depositary"), and Innisfree M&A Incorporated, which is acting as information agent for the Offer (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See "The Offer—Section 14. Fees and Expenses" for more information.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Units that will constitute at least a majority of the outstanding Units as of the date the Units are accepted for payment pursuant to the Offer, excluding the Units beneficially owned by Purchaser and certain other persons, as set forth below (the "Minimum Condition"); and (ii) unless Purchaser were to to waive this condition, there being validly tendered and not withdrawn a sufficient number of Units such that upon acceptance for payment and payment for the tendered Units pursuant to the Offer, Purchaser and its affiliates will own more than 90% of the Units on a fully diluted basis (as defined below in this "Introduction") (the "90% Condition"). The Offer is also subject to certain other conditions described in "The Offer—Section 11. Conditions to the Offer."

        For purposes of the Offer, "on a fully diluted basis" means, as of any date, the number of Units outstanding plus the number of Units the Partnership may be required to issue pursuant to warrants, options or other obligations outstanding at that date.

        The purpose of the Offer is to acquire for cash as many outstanding Units not owned by Purchaser or its subsidiaries as possible as a first step toward acquiring the entire equity interest in the Partnership. If the Offer is completed and Purchaser and its affiliates hold more than 90% of the outstanding Units, Purchaser will cause MainLine (or its assignee(s)) to exercise its limited call right to acquire any remaining Units not owned by it and its affiliates (the "Call Right"; the acquisition of Units pursuant to the Call Right, the "Call") pursuant to Article XV of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 6, 2006 (the "Partnership

Agreement"), attached as Exhibit 3.1 to Form 8-K filed by the Partnership on August 14, 2006, a copy of which may be examined at or obtained from the Securities and Exchange Commission (the "SEC") in the manner set forth below. See "The Offer—Section 7. Certain Information Concerning the Partnership." The description of the Call Right contained in this Offer to Purchase is qualified in its entirety by the Partnership Agreement, which is incorporated herein by reference.

        Pursuant to the Partnership Agreement, the required call price is equal to the greater of (a) the average of the daily closing prices of the Units over the 20 trading days preceding the date three days before notice of exercise of the Call Right is first mailed and (b) the highest price paid by Purchaser or any of its affiliates for Units during the 90 day period preceding the date such notice is first mailed. We will cause the Call Right to be exercised promptly once the price we are required to pay for the Units we call for purchase is no greater than the Offer Price. As a result, any unaffiliated persons holding Units may be required to sell such Units and may also incur a tax liability upon such sale following completion of the Offer. If the price per Unit required to be paid in the Call is less than the Offer Price, Purchaser will nonetheless cause MainLine (or its assignee(s)) to pay the Offer Price.

        If, after the Offer is completed but, prior to consummation of the Call, the aggregate ownership by Purchaser and its affiliates of the outstanding Units should fall to a level at or below 90% for any reason, or if the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), Purchaser may decide to acquire additional Units on the open market or in privately negotiated transactions to the extent required for its ownership interest to exceed 90% of the outstanding Units. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price. For a discussion of actions that Purchaser may take if the Offer is not completed, see "Special Factors—Section 6. Conduct of the Partnership's Business if the Offer Is Not Completed" for more information.

        The Offer is conditioned upon, among other things, (i) the Minimum Condition being satisfied, meaning that the Partnership's unitholders (other than (a) Purchaser, its affiliates, and their respective officers and directors and (b) the officers and directors of the Partnership) have validly tendered and not withdrawn a majority of the outstanding Units owned by them as of the date the Units are accepted for payment pursuant to the Offer and (ii) the 90% Condition being satisfied, meaning there has been validly tendered and not withdrawn a sufficient number of Units such that upon acceptance for payment and payment for the tendered Units pursuant to the Offer, Purchaser and its affiliates will own more than 90% of the Units (on a fully diluted basis). See "The Offer—Section 11. Conditions to the Offer" for more information. For purposes of the Minimum Condition, the officers of Purchaser or the Partnership, as the case may be, are those management personnel qualifying as "executive officers" of Purchaser or the Partnership, as the case may be, within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Minimum Condition is not waivable. The 90% Condition may be waived by Purchaser. See "The Offer—Section 11. Condition to the Offer" for more information.

        According to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the "Q3 Form 10-Q") filed by the Partnership on November 4, 2008 with the SEC pursuant to the Exchange Act, as of October 30, 2008, there were 27,769,647 Units issued and outstanding. As of the date of this Offer to Purchase, Purchaser owns 17,004,595 Units (including 2,830 Units owned by MainLine), representing approximately 61% of the outstanding Units (or approximately 60% of the outstanding Units on a fully diluted basis). Purchaser also owns approximately 96% of the outstanding management units representing limited partner interests ("Management Units") in the Partnership, which, on an as-converted basis, represent approximately 1.8% of the total number of Units outstanding as of October 30, 2008 on a fully diluted basis. Management Units, which are convertible on a one-for-one basis into Units at any time at the option of the holder thereof, were issued to certain members of the Partnership's management prior to the initial public offering of Units on August 9, 2006 (the "IPO") in exchange for certain compensation awards previously issued to them. Purchaser subsequently purchased a portion of the Management Units from certain members of management. Purchaser has not determined whether it would be willing not to cause MainLine (or its assignee(s)) to exercise the Call Right with respect to the Management Units if so requested by the holders thereof. The number of Units owned by officers and directors of Purchaser is set forth on Schedule B. Based on the Partnership's SEC filings and information provided by the Partnership, Purchaser believes that 108,731 Units are owned by officers and directors of the Partnership.

        Based on the foregoing, Purchaser believes that there are 10,656,321 Units outstanding, excluding Units owned by Purchaser, its affiliates or certain other persons set forth above in the "Introduction." Therefore, Purchaser believes that the Minimum Condition would be satisfied if at least 5,328,161 Units are validly tendered prior to the Expiration Date (as defined herein). Purchaser has not verified this Unit capitalization information with the Partnership, and the actual number of Units necessary to satisfy the Minimum Condition may vary.

        On October 22, 2008, the Partnership issued a press release to (i) announce that its board of directors had received the letter from Purchaser notifying the Partnership of its intention to commence the Offer and (ii) state that the Partnership's board of directors had formed a special committee (the "Special Committee") consisting of the three independent members of the Partnership's board of directors to review Purchaser's proposal with its advisors and determine the appropriate response.

        The board of directors of the Partnership has not been asked by Purchaser to approve the Offer or the Call Right. Under applicable law and under the Partnership's partnership agreement, no approval by the Partnership's board of directors is necessary for Purchaser to commence or complete the Offer or, if Purchaser and its affiliates hold more than 90% of the outstanding Units, to consummate the Call. However, the Offer is subject to the condition, which is waivable by Purchaser, that neither the Partnership's board of directors nor the Special Committee (nor any other committee of the Partnership's board of directors) has recommended rejection of the Offer by unitholders. See "The Offer—Section 11. Conditions to the Offer" for more information. The Partnership is required to file with the SEC and provide to unitholders, within ten business days from the date of this Offer to Purchase, a "Solicitation/ Recommendation Statement on Schedule 14D-9" recommending acceptance or rejection of the Offer, expressing no opinion and stating that it will remain neutral toward the Offer or stating that it is unable to take a position with respect to the Offer. The Schedule 14D-9 will also contain other important information, and Purchaser recommends that holders of Units review it carefully when it becomes available.

        This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Purchaser, including statements concerning Purchaser's plans with respect to the Units or its actions if it does not complete the Offer. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

  •
  whether the conditions to the Offer will be satisfied,

  •
  general economic, capital market and business conditions,

  •
  competitive factors in the industries and markets in which the Partnership operates and general industry trends,

  •
  the effect of war, terrorism or catastrophic events,

  •
  changes in government regulation, and

  •
  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 SPECIAL FACTORS

        1.    Background.

        In early 2007, ArcLight Capital Partners, LLC ("ArcLight"), Kelso & Company ("Kelso") and Forrest Wylie began a series of discussions about acquiring an interest in the Partnership. In February 2007, ArcLight and Kelso began holding discussions with Carlyle/Riverstone BPL Holdings II, L.P. ("C/R Holdings"), which owned all of the membership interests in MainLine and a majority of the outstanding common units of the Partnership, regarding the sale of those interests by C/R Holdings.

        Throughout March 2007, ArcLight, Kelso and Mr. Wylie conducted due diligence and negotiated the terms of a transaction with C/R Holdings. On March 30, 2007, funds affiliated with ArcLight and Kelso formed Purchaser for the purpose of entering into a transaction with C/R Holdings and managing their interests in the Partnership.

        On April 3, 2007, Purchaser entered into a purchase agreement with C/R Holdings and certain members of management of the Partnership to purchase all of the membership interests in MainLine and certain common units and management units of the Partnership.

        On June 25, 2007, Purchaser, whose members then included funds affiliated with ArcLight and Kelso as well as funds affiliated with Lehman Brothers Holdings Inc. ("Lehman Brothers") and certain members of management of the Partnership, completed the purchase of all of the membership interests in MainLine, as well as Units and Management Units representing a total of approximately 62% of the limited partner interests in the Partnership, pursuant to the purchase agreement, which the parties amended as of that date. The aggregate purchase price for the acquired interests was $411.6 million. Since that date, Purchaser has not purchased or sold any equity interests in the Partnership. Following that transaction, Mr. Wylie became Chief Executive Officer of the Partnership.

        At various times since the consummation of that transaction, Purchaser has discussed with Mr. Wylie the merits of purchasing the publicly held interest in the Partnership. Except as set forth in this Offer to Purchase, within the past two years Purchaser has not proposed a transaction, negotiated the price of any possible transaction or determined to proceed with a transaction.

        In late September and early October 2008, Purchaser began serious consideration of a transaction to acquire the public interest in the Partnership with the assistance of Debevoise & Plimpton LLP ("Debevoise") and Baker Botts L.L.P. ("Baker Botts"), its legal advisors.

        On October 14, 2008, Purchaser discussed with Debevoise and Baker Botts possible structuring approaches and timing considerations in connection with a potential acquisition of the Units not held by Purchaser. Over the course of the following week, Purchaser held a series of discussions with its advisors to further evaluate a potential acquisition of the publicly held common units.

        On October 21, 2008, Purchaser determined to propose to acquire all of the outstanding common units of the Partnership not held by Purchaser by means of a tender offer to the common unitholders of the Partnership.

        Later that day, representatives of Purchaser contacted each of the independent directors of the Partnership to advise them of Purchaser's intention to propose a tender offer. Representatives of Purchaser also contacted the independent directors of Buckeye to inform them that Purchaser intended to propose a transaction with respect to the Partnership. At the same time, Purchaser delivered the following letter to the board of directors of MainLine:

Board of Directors
Mainline Management LLC
As general partner of Buckeye GP Holdings, L.P.
Five TEK Park
9999 Hamilton Blvd.
Breinigsville, Pennsylvania 18031

        Gentlemen:

        We are pleased to inform you of our intent to tender for all of the outstanding common units of Buckeye GP Holdings, L.P. (the "Partnership") that we do not already own at a cash purchase price of $17.00 per unit. As you are aware, we currently beneficially own approximately 62% of the common units of the Partnership.

        We believe the public unitholders will find our all-cash proposal to be highly attractive, providing them with the opportunity to receive immediate liquidity at a premium price not currently available in the market. Our price represents a premium of approximately 19% above the closing price of the Partnership's common units on October 21, 2008 and 21% above the average closing price over the past 30 days.

        The transaction will be in the form of a cash tender offer made directly to the holders of the common units of the Partnership we do not already own. We would finance this transaction through equity investments from our existing members and their affiliates, including ArcLight Capital Partners, LLC and Kelso & Company. No debt financing will be required for the transaction, and the closing would not be conditioned on obtaining financing. We believe that by proceeding with a tender offer, we will be able to complete our acquisition of those common units quickly and thereby enable the Partnership's common unitholders to receive payment for their units earlier than would be the case if we proceeded with a merger structure.

        We expect that you will ask the conflicts committee of the Board, which will engage its own legal and financial advisors, to consider our offer on behalf of the Partnership's public unitholders and to recommend to the Board whether to recommend acceptance of the offer. Affiliates of our members who sit on the Board will support the referral of our offer to the conflicts committee. We would welcome the opportunity to present our proposal to the conflicts committee as soon as possible. We expect to file offering materials with the Securities and Exchange Commission and commence the tender offer in approximately two weeks. This is intended to give you sufficient time to refer our proposal to the conflicts committee and for the committee to hire advisors and begin its analysis in order to communicate your views of the offer to the common unitholders.

        Our offer will be conditioned on, among other things, the tender of a sufficient number of common units to give us ownership of more than 90% of the outstanding common units, which would include the tender of a majority of the common units not owned by us or our affiliates. If our offer is completed, we would subsequently exercise our limited call right under the Partnership's partnership agreement to acquire any remaining common units not owned by us at the same price per common unit paid in the offer.

        Please be aware that we are interested only in acquiring the common units of the Partnership that we do not own and are not interested in selling any of our interests in the Partnership.

        Concurrently with our delivery of this letter to you, we are filing an amendment to our Schedule 13D and issuing a press release. A copy of the press release announcing our intent to commence a tender offer is attached for your information.

        In sum, our all-cash tender offer price would be at a 19% premium above the price of the Partnership's common units on October 21, 2008 and 21% above the average closing price over the past 30 days, and we believe we are well positioned to complete the transaction in an expedited manner without the need for any debt financing.

        Our entire team will be available to answer any questions that the conflicts committee or its legal or financial advisors may have regarding the offer.

Sincerely,
/s/ DANIEL R. REVERS
BGH GP Holdings, LLC

        Purchaser then issued a press release announcing its intention to make a tender offer.

        On October 22, 2008, the Partnership issued a press release announcing that the board of directors of MainLine had appointed the Special Committee, composed of three independent directors, to review Purchaser's proposal.

        On October 29, 2008, the Partnership issued a press release announcing that the Special Committee had retained Morgan Stanley & Co. Incorporated as its financial advisor and McDermott Will & Emery LLP and Richards, Layton & Finger, P.A. as its legal advisors to assist the Special Committee in reviewing Purchaser's proposal.

        On November 3, 2008, representatives of Purchaser held a brief, introductory meeting with the Special Committee's financial advisor.

        On the date hereof, Purchaser commenced the Offer and issued a press release announcing the commencement of the Offer.

        2.    Purpose and Structure of the Offer and the Call; Reasons of Purchaser for the Offer and the Call.

        The purposes of the Offer and the Call include the following:

            (i)  Purchaser desires to increase its (and its affiliates') ownership of the outstanding Units to 100% from its current level of approximately 61%. If the Offer is completed and Purchaser and its affiliates own more than 90% of the Units, Purchaser will cause the Call Right to be exercised promptly once the price Purchaser is required to pay in the Call is no greater than the Offer Price. If the price per Unit required to be paid in the Call is less than the Offer Price, Purchaser will nonetheless pay the Offer Price. Upon the consummation of the Call, the Partnership will become a wholly owned subsidiary of Purchaser and its affiliates, and Purchaser will cause the Units to be delisted from the New York Stock Exchange (the "NYSE"). Accordingly, current unitholders who are not affiliated with Purchaser would no longer have any interest in the Partnership's future earnings or growth.

           (ii)  Purchaser has chosen to offer to acquire the publicly held Units because it believes that the Partnership can be operated more effectively as a privately owned entity, and to eliminate the costs the Partnership incurs because the Units are publicly held.

          (iii)  Further, Purchaser believes that in order for Buckeye to execute its business strategy of growth through investments in organic growth projects and acquisitions, it will be required to raise capital from external sources, and that in the current market, it will face difficulty accessing the capital markets to do so. Purchaser believes that as a private entity, the Partnership will have greater flexibility in assisting Buckeye in raising capital. While there is no assurance that the Partnership's efforts in that respect would include investments by Purchaser, Purchaser's willingness to make any such investments is dependent on a number of factors, one of which is the degree to which it would benefit from any increase in the value of the Partnership. If Purchaser obtains 100% ownership of the Partnership, Purchaser will be entitled to all benefits resulting from ownership of the Partnership, including any future increase in value of the Partnership's interest in Buckeye. Similarly, Purchaser will also bear the risk of any decrease in the value of the Partnership.

        Purchaser determined to pursue an acquisition of the Units it does not already own at this time, rather than other possible strategic alternatives involving the Partnership such as a sale by Purchaser of its Units, because of several factors, including:

            (i)  Purchaser's belief that there has been a significant and sustained reduction in the market's view of the Partnership's value since the time of the IPO,

           (ii)  Purchaser's belief that the recent deterioration in the U.S. and global capital markets makes it difficult for the Partnership and Buckeye to access the capital markets in order to raise the capital needed to execute Buckeye's business strategy of growth through capital expenditures for growth projects and acquisitions, and

          (iii)  Purchaser's perception that, in light of the recent volatility in the U.S. equity markets, the Partnership's unaffiliated unitholders would find attractive the ability to dispose of their Units for cash at a premium over market prices prior to the time that Purchaser's intention to make the Offer was announced.

        Having come to a determination to pursue the acquisition of the publicly held Units, Purchaser considered alternative transaction structures and determined to make a cash tender offer followed by an exercise of the Call Right. In choosing this structure, Purchaser considered, among other things, the following:

            (i)  a tender offer followed by a subsequent acquisition of any remaining publicly held interests is a typical means of effecting a parent-subsidiary combination,

           (ii)  the unaffiliated unitholders of the Partnership would likely receive the consideration in payment for their Units sooner in a tender offer than under a merger structure,

          (iii)  Delaware law permits unitholders to make their own determination of the desirability of tendering into an offer that is free of coercion and where appropriate disclosure is included in the tender offer materials, and

          (iv)  no approval of the Partnership's board of directors is required as the Offer is made directly to the Partnership's unitholders.

        Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership or Buckeye; (ii) any purchase, sale or transfer of a material amount of assets of the Partnership or Buckeye; (iii) any material change in its present distribution rate or distribution policy of the Partnership or Buckeye; (iv) any change in the management of the Partnership or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the business of the Partnership or Buckeye.

        In connection with the Offer and the Call, Purchaser expects to review the Partnership and Buckeye and their respective assets, structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Call. Purchaser expressly reserves the right following the Call to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, acquisitions, dispositions, changes in the Partnership's or Buckeye's business, structure, partnership agreement, capitalization, management or distribution policy. Purchaser intends to retain the Units acquired pursuant to the Offer and the Call for the foreseeable future and, after the consummation of the Call, to cause the Units to be delisted from the NYSE.

        3.    Position of Purchaser Regarding Fairness of the Offer and the Call.    The rules of the SEC require Purchaser to express its belief as to the fairness of the Offer and the Call to unitholders of the Partnership who are not affiliated with Purchaser.

        Purchaser believes that the Offer Price is fair to the unitholders who are not affiliated with Purchaser based on the following:

            (i)  The Offer is subject to the Minimum Condition, which is not waivable. Purchaser believes that the unitholders are capable of evaluating the fairness of the Offer and that an informed decision by holders of a majority of the Units not held by Purchaser or its affiliates provides meaningful procedural protection for the unitholders.

           (ii)  The $17.00 all-cash price per Unit represents a premium of approximately 19% over the closing price of the units on October 21, 2008, the last trading day before public announcement of Purchaser's intention to make the Offer, and a premium of approximately 21% over the closing price of the units over the 30 days prior to such date.

          (iii)  Purchaser believes that the recent volatility in the equity markets and limited liquidity in the credit markets will make it difficult in the near term for the Partnership, as a public company, to execute its business strategy of growing through Buckeye's acquisitions and capital expenditures on growth projects. If the Offer and the Call are completed, that risk will be borne by Purchaser, and not by the public unitholders.

          (iv)  The Offer and the Call will provide additional liquidity for the Partnership's public unitholders.

           (v)  The Partnership has disclosed that its board of directors has formed the Special Committee, consisting entirely of independent directors, to review and evaluate the Offer and to make a recommendation to the unitholders with respect to the Offer, and that the Special Committee has retained McDermott Will & Emery LLP and Richards, Layton & Finger, P.A. as its legal advisors and Morgan Stanley & Co. Incorporated as its financial advisor.

          (vi)  The Partnership's public unitholders will be able to decide voluntarily whether to tender their Units into the Offer. If the Offer and the Call are completed, public unitholders whose Units are acquired in the Call will receive the same price per Unit as would have been received in the Offer.

        Purchaser did not find it practicable to assign, nor did it assign, specific relative weights to the factors considered in reaching its conclusion as to fairness. In reaching its conclusion as to fairness, Purchaser did not consider the liquidation value of the Partnership because it considers the Partnership to be a viable going concern and intends to continue to operate it as a going concern. Therefore, no appraisal of the liquidation value was sought for the purpose of valuing the Units, and Purchaser believes that the liquidation value of the Partnership is irrelevant to a determination as to whether the Offer and the Call are fair to holders of Units other than Purchaser and its affiliates. Purchaser also did not consider net book value in determining the fairness of the Offer to the Partnership's unaffiliated unitholders because of its belief that net book value is an accounting concept that does not present a meaningful valuation metric for the Partnership and its business, as the Partnership's value is derived from the cash flows generated by its subsidiaries' continuing operations rather than from its historical costs. Purchaser did not consider the price per Unit it paid to acquire the Units it currently owns because Purchaser has not purchased any Units in over 15 months and does not believe that the price it or anyone else paid for Units in the past is indicative of the value of the Units as of the date of this Offer to Purchase in light of the Partnership's current business operations and future prospects. Purchaser is not aware of any other firm offers made for the Partnership during the past two years.

        Purchaser's consideration of the factors described above reflects its assessment of the fairness of the Offer Price to the Partnership's unaffiliated unitholders in relation to the going concern value of the Partnership on a stand-alone basis.

        The foregoing discussion of the information and factors considered and given weight by Purchaser is not intended to be exhaustive, but includes the material factors considered by Purchaser. Purchaser's views as to the fairness of the Offer to unitholders of the Partnership should not be construed as a recommendation to any unitholder as to whether such unitholder should tender its Units in the Offer.

        4.    Certain Projected Financial Data.

        Neither the Partnership nor Buckeye, as a matter of course, makes public forecasts or projections as to future revenues, earnings or other income statement data, cash flows or financial position information. However, as part of its annual budget process, Buckeye prepared a financial projection model as of October 17, 2008, which was provided to the Partnership and Purchaser (the "Buckeye Financial Model"). The Buckeye Financial Model utilized a bottom-up analysis for each of Buckeye's existing business segments to generate consolidated financial projections for the years 2009 through 2013 (the "Buckeye Projections").

        Purchaser has included a summary of the Buckeye Financial Model in this Offer to Purchase because the Partnership derives all of its income from distributions made by Buckeye and its subsidiaries. The Partnership's ownership, through Buckeye GP, of the incentive distribution rights in Buckeye entitles the Partnership to receive amounts equal to specified percentages of the incremental amount of cash distributed by Buckeye to the holders of Buckeye limited partner units (each, an "LP Unit," and each holder thereof, a "Buckeye Unitholder") when quarterly target distribution levels for each quarter are exceeded. (The 2,573,146 LP Units originally issued to Buckeye's Employee Stock Ownership Plan are excluded for the purpose of calculating incentive distributions.) The quarterly target distribution levels begin at $0.325 and increase in steps to the highest quarterly target distribution level of $0.525 per eligible LP Unit. When Buckeye makes quarterly distributions above $0.525 per eligible LP Unit, the incentive distributions to which the Partnership is entitled, through Buckeye GP, amount to approximately 29.5% of total incremental cash distributed by Buckeye above $0.525 per LP Unit, according to the Partnership's Annual Report to Unitholders on Form 10-K (the "Form 10-K") filed by the Partnership with the SEC on March 14, 2008. Most of the cash the Partnership receives from Buckeye is attributable to the incentive distribution rights.

        A summary of the Buckeye Financial Model has been included in this Offer to Purchase for the limited purpose of giving unitholders access to financial projections that were prepared by Buckeye's management and delivered to Purchaser. The Buckeye Financial Model was not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections and forecasts are forward-looking statements and are based on expectations and assumptions at the time they were prepared. The Buckeye Financial Model involves risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations. For a discussion of risks and uncertainties that may be relevant, unitholders should refer to the Partnership's filings with the SEC, including the Form 10-K, the Partnership's Quarterly Report on Form 10-Q filed with the SEC on May 12, 2008 (the "Q1 Form 10-Q"), the Partnership's Quarterly Report on Form 10-Q filed with the SEC on August 6, 2008 (the "Q2 Form 10Q") and the Q3 Form 10-Q. There can be no assurance that the assumptions made in preparing the Buckeye Financial Model will prove accurate or that the results contemplated by the Buckeye Financial Model will be realized. It is to be expected that there will be differences between actual and forecast results, and actual results may be materially greater or less than those contained in the Buckeye Financial Model described below. The inclusion herein of a summary of the Buckeye Financial Model should not be regarded as an indication that Purchaser or its affiliates or representatives considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of Purchaser or any of its affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of the Partnership compared to the information contained in the Buckeye Financial Model, and none of them intends to provide any update or revision thereof.

        The Buckeye Financial Model contains four sets of Buckeye Projections based on different commodity price and Renewable Fuels Standard assumptions for the years 2009 through 2013. Below is a summary of the base case Buckeye Projections as indicated by Buckeye management (the "Base Case Buckeye Projections"). The range of EBITDA projections in a given year for the other sets of Buckeye Projections is between 3.3% higher and 1.3% lower than the comparable EBITDA projections for the Base Case Buckeye Projections. All four sets of Buckeye Projections assume the same amounts for maintainence capital expenditures, but do not include any expenditures for growth projects or acquisitions.

(Dollars in millions)
	2009	2010	2011	2012	2013
Revenues	$2,623	$2,907	$2,921	$2,932	$2,947
EBITDA*	368	382	388	391	398
Maintenance Capital Expenditures	39	38	39	37	38

*
EBITDA is defined as income from continuing operations before interest expense (including amortization and write-off of deferred financing costs), income taxes, depreciation, depletion and amortization.

        The Buckeye Financial Model also contains a mechanism to examine the summary financial impact of two "growth" expenditure scenarios, the funding for which would require drawings on Buckeye's revolving credit facility and access to the capital markets: (a) the annual expenditure by Buckeye of a fixed amount of capital on internal growth projects (the "Organic Growth Scenario"); and (b) the annual expenditure by Buckeye of a fixed amount of capital on acquisitions (the "Acquisition Growth Scenario"; each of the Organic Growth Scenario and the Acquisition Growth Scenario, a "Scenario"). The incremental financial impact of each Scenario was generated independently of the Buckeye Projections and was based on a set of top-level assumptions applicable to each year from 2009 through 2013. The Organic Growth Scenario assumed that Buckeye would incur expenditures of $75 million per year on growth projects over the period from 2009 through 2013. The Organic Growth Scenario further assumed that each additional $75 million of annual capital expenditures would generate incremental annual EBITDA of approximately $11 million. The Acquisition Growth Scenario assumed no expenditures for acquisitions. Previous versions of the Buckeye Financial Model assumed $200 million of annual acquisitions resulting in $25 million of annual incremental EBITDA. Neither the Buckeye Financial Model nor the previous versions included identified acquisition targets. Each Scenario assumed that Buckeye would use a combination of existing revolving credit facility capacity and the proceeds from issuances of long term debt and equity to fund these expenditures.

        5.    The Call Right; Plans for the Partnership After the Offer and the Call; Certain Effects of the Offer and the Call.    If the Offer is completed and Purchaser and its affiliates own more than 90% of the outstanding Units, Purchaser will cause the Call Right to be exercised promptly once the price Purchaser is required to pay in the Call is no greater than the Offer Price per unit. If the price per Unit required to be paid in the Call is less than the Offer Price, Purchaser will nonetheless pay the Offer Price.

        If, after the Offer is completed but prior to consummation of the Call, the aggregate ownership by Purchaser and its affiliates of the outstanding Units is not more than 90% for any reason, or if the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition or the 90% Condition), Purchaser may decide to acquire additional Units on the open market or in privately negotiated transactions to the extent required for its ownership interest to exceed 90% of the outstanding Units. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than, or the same as, the Offer Price.

        Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Partnership or Buckeye; (ii) any purchase, sale or transfer of a material amount of assets of the Partnership or Buckeye; (iii) any material change in its present distribution rate or distribution policy of the Partnership or Buckeye; (iv) any change in the management of the Partnership or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the business of the Partnership or Buckeye.

        In connection with the Offer and the Call, Purchaser expects to review the Partnership and Buckeye and their respective assets, structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Call. Purchaser expressly reserves the right, following the Call, to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, acquisitions, dispositions, changes in the Partnership's or Buckeye's business, structure, partnership agreement, capitalization, management or distribution policy. Purchaser intends to retain the Units acquired pursuant to the Offer and the Call for the foreseeable future and, after the consummation of the Call, cause the Units to be delisted from the NYSE. Purchaser does not presently intend to file a Form 15 to evidence the termination of the Partnership's duty to file reports pursuant to Section 15(d) of the Exchange Act until after the Call is consummated.

        As a result of the Offer, the direct and indirect interest of Purchaser in the Partnership's net book value and net earnings will increase to the extent of the increase in Purchaser's proportionate ownership interest in the Partnership determined based on the number of Units acquired under the Offer. Following consummation of the Call and, assuming the Management Units not currently owned by Purchaser are acquired by Purchaser or one or more of its affiliates, Purchaser's and its affiliates' combined direct and indirect interest in such items will increase to 100% and Purchaser and its affiliates will be entitled to all benefits resulting from that interest, including any future increase in the Partnership's value. Similarly, Purchaser will also bear the risk of any decrease in the value of the Partnership.

        If the Offer is completed and Purchaser and its affiliates own more than 90% of the Units, before consummation of the Call, Purchaser intends to structure its and its affiliates' ownership of the Partnership in a way intended to prevent the Partnership from ceasing to be a partnership for U.S. federal income tax purposes as a result of the consummation of the Call.

        6.    Conduct of the Partnership's Business if the Offer Is Not Completed.    If the Offer is not completed because the Minimum Condition is not satisfied or because any other condition is not satisfied or waived, Purchaser expects that the Partnership's current management will continue to operate the Partnership's business substantially as it is presently operated. However, Purchaser anticipates that, if the Offer is not completed, Purchaser will consider other options with respect to its interest in the Partnership, including:

  •
  keeping outstanding the public minority interest in the Partnership;

  •
  engaging in open market or privately negotiated purchases of Units to increase Purchaser's aggregate ownership of the Units, and, if such ownership then exceeds 90% of the then outstanding Units, exercising the Call Right; or

  •
  proposing that Purchaser and the Partnership enter into a merger agreement, which would require the approval of the Partnership's board of directors and the vote of Purchaser's Units in favor of that merger.

        If Purchaser were to pursue any of these alternatives to acquire Units, it might take considerably longer for the public unitholders of the Partnership to receive any consideration for their Units (other than through sales in the open market) than if they had tendered their Units in the Offer. Any such transaction could result in proceeds per Unit to the public unitholders of the Partnership that are more or less than, or the same as, the Offer Price or could result in the trading price of the Units to increase, decrease or be unchanged.

        7.    Appraisal Rights; Rule 13e-3.

        Holders of Units do not have a right under Delaware law or the Partnership's partnership agreement to demand payment of the judicially appraised fair value of Units tendered in the Offer or purchased by the Partnership pursuant to the Call Right.

        Because Purchaser is an affiliate of the Partnership, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Partnership and certain information relating to the fairness of the Offer and the Call and the consideration offered to minority unitholders be filed with the SEC and disclosed to minority unitholders. Purchaser has provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

        8.    Transactions and Arrangements Concerning the Units.    Except as set forth above under the "Introduction," or on Schedule B hereto, neither Purchaser nor, to the best of its knowledge, any person listed in Schedule A hereto, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns any Units.

        Other than as set forth on Schedule B hereto or as may have been issued by any pension, profit-sharing, compensation or similar plan of the Partnership, no transactions in the Units have been effected during the past 60 days by Purchaser or, to the best of its knowledge, any associate or majority owned subsidiary of Purchaser, the Partnership, any pension, profit-sharing or similar plan of Purchaser or any person listed in Schedule A hereto.

        On June 25, 2007, Purchaser purchased all of the membership interests in MainLine, as well as Units and Management Units representing a total of approximately 62% of the limited partner interests in the Partnership, from C/R Holdings at a per unit price of $23.50. Except for that transaction and as set forth in this Offer to Purchase, including Schedule B hereto, no purchases of Units were made by Purchaser during the past two years.

        Except as set forth in this Offer to Purchase, neither Purchaser nor, to the best of its knowledge, any person listed in Schedule A hereto is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Partnership (including, without limitation, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations). Except as described in this Offer to Purchase, and except for the election of Jake F. Erhard and Oliver G. Richard, III to the Partnership's board of directors on March 20, 2008 and April 29, 2008, respectively, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of the Partnership, an election of directors of the Partnership, or a sale or other transfer of a material amount of assets of the Partnership, between Purchaser or, to the best of its knowledge, any person listed in Schedule A hereto, on the one hand, and the Partnership or any of its affiliates, on the other hand. Other than in connection with the IPO, Purchaser is not aware of any underwritten public offering made by the Partnership of the Units during the past three years that was (i) registered under the

Securities Act of 1933, as amended (the "Securities Act"), or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

        As of the date hereof, Purchaser does not know whether or not any executive officer or director of the Partnership intends to tender Units pursuant to the Offer. To the best of Purchaser's knowledge, none of the Partnership, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer. As discussed above in "Special Factors—Section 1. Background," on October 22, 2008, the Partnership issued a press release stating that its board of directors had not made a decision concerning its response to the Offer.

        9.    Related Party Transactions.    In addition to the transactions and relationships described in "Special Factors—Section 1. Background," the Partnership and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Purchaser and certain of its affiliates, directors and executive officers. Information regarding these transactions is set forth below and in Item 13 of the Form 10-K, which is incorporated by reference in this Offer to Purchase, and a copy of which may be examined at or obtained from the SEC in the manner set forth below. See "The Offer—Section 7. Certain Information Concerning the Partnership" for more information.

        On January 18, 2008, Buckeye acquired all the member interests of Lodi Gas Storage, L.L.C. ("Lodi Gas"), which owns and operates two natural gas storage facilities near Lodi, California. The Lodi Gas acquisition was a related party transaction because Lodi Gas was indirectly owned by affiliates of ArcLight. The Partnership acquired Lodi Gas, which provides an aggregate of approximately 22 billion cubic feet of working gas capacity, for cash consideration of approximately $444.0 million. As a result of the indirect ownership interest of affiliates of ArcLight in Buckeye GP, the Audit Committee of Buckeye GP consisting of independent directors and represented by independent legal counsel and financial advisors, reviewed and approved the terms of the Lodi Gas acquisition, including the purchase price, as fair and reasonable to Buckeye in accordance with Buckeye's partnership agreement.

        Affiliates of Lehman Brothers own an interest in Purchaser, and certain of Lehman Brothers' other affiliates have provided, directly or indirectly, investment and commercial banking and financial advisory services to Buckeye for which they received customary fees and commissions. Lehman Brothers acted as Buckeye's exclusive financial advisor in connection with Buckeye's acquisition of Lodi Gas, for which Lehman Brothers received customary fees, plus reimbursement of certain expenses, for its services in connection with the acquisition. Lehman Brothers also acted as financial advisor to Buckeye in connection with Buckeye's acquisition of Farm & Home Oil Company LLC, a major wholesale and retail distributor of refined petroleum products in northeastern and central Pennsylvania and surrounding areas. Also, an affiliate of Lehman Brothers is a customer of Lodi Gas.

        10.    Certain Transactions Between Purchaser and the Partnership.    As a result of Purchaser's ownership of MainLine, Purchaser may be deemed indirectly to benefit from the transactions described below.

         Management Fee.    MainLine is entitled to be paid an annual management fee for the management functions it provides to Buckeye GP pursuant to a Management Agreement between our general partner and Buckeye GP. The management fee includes an annual "Senior Administrative Charge" of not less than $975,000 and reimbursement for certain costs and expenses. The disinterested directors of the Buckeye GP approve the amount of the management fee on an annual basis. According to the Form 10-K, MainLine was paid approximately $900,000 through June 25, 2007 for the Senior Administrative Charge. In connection with the acquisition of all of the member interests in Lodi Gas from an affiliate of ArcLight, MainLine agreed to forego payment of the Senior Administrative Charge effective June 25, 2007 through March 31, 2009.

         Reimbursement of General Partner Costs and Expenses.    MainLine manages the Partnership pursuant to the Partnership Agreement. Under that agreement, MainLine and certain related parties are entitled to reimbursement of all direct and indirect costs and expenses related to managing the Partnership.

 THE OFFER

        1.    Terms of the Offer.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Units validly tendered prior to the Expiration Date and not withdrawn in accordance with "The Offer—Section 4. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, December 5, 2008, unless Purchaser has extended the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the satisfaction or waiver of other conditions discussed in "The Offer—Section 11. Conditions to the Offer." Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, subject to complying with applicable law and the rules and regulations of the SEC, to (i) extend the Offer, delay acceptance for payment of, or (regardless of whether such Units were theretofore accepted for payment) payment for, any tendered Units or decline to purchase any Units tendered in the Offer and terminate the Offer and return all tendered Units to the tendering unitholders, (ii) waive any or all conditions to the Offer (other than the Minimum Condition) and, to the extent permitted by applicable law, purchase all Units validly tendered, (iii) extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension in the manner described below and, subject to the right of unitholders to withdraw Units until the Expiration Date, retain all Units which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

        Any such extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to unitholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release or other announcement.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Units, or is unable to accept Units for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Units and such Units may not be withdrawn, except to the extent that tendering unitholders are entitled to withdrawal rights as described herein.

        If Purchaser decreases the percentage of Units being sought or increases or decreases the consideration to be paid for Units pursuant to the Offer, such increase or decrease will be applicable to all holders whose Units are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Units, the Offer will be extended until the expiration of such ten business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Units sought, a minimum of ten business days may be required to allow for adequate dissemination to unitholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight at the end of such day, New York City time.

        After the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived (to the extent waivable), pursuant to Rule 14d-11 under the Exchange Act, and subject to certain other conditions, Purchaser may elect, in its sole discretion, to provide for a subsequent offering period (a "Subsequent Offering Period") pursuant to which Purchaser may add a period of between three and 20 business days to permit additional tenders of Units not tendered during the period of the Offer prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering unitholders will not have withdrawal rights. See "The Offer—Section 4. Withdrawal Rights."

        Purchaser will cause this Offer to Purchase, the related Letter of Transmittal and other relevant materials to be mailed to record holders of Units whose names appear on the Partnership's unitholder list and furnished, for subsequent transmittal to beneficial owners of Units, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the unitholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        2.    Acceptance for Payment and Payment for Units.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver (to the extent permitted) of all the conditions to the Offer discussed in "The Offer—Section 11. Conditions to the Offer," Purchaser will accept for payment and will pay for all Units validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, as soon as practicable after the Expiration Date, as long as the Offer has not been terminated by that date. If there is a Subsequent Offering Period following the Offer, Purchaser will immediately accept and promptly pay for all Units as they are tendered in the Subsequent Offering Period. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Units in order to comply in whole or in part with any applicable law. See "The Offer—Section 13. Certain Legal Matters; Regulatory Approvals" for more information.

        In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Units (the "Unit Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Units into the Depositary's account at The Depository Trust Partnership (the "Book-Entry Transfer Facility") pursuant to the procedures discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units") in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Units validly tendered and not withdrawn, if and when Purchaser gives written notice to the Depositary of Purchaser's acceptance for payment of such Units pursuant to the Offer. Purchaser's acceptance for payment of Units pursuant to one of the procedures described above will constitute a binding agreement between the tendering unitholder and Purchaser upon the terms and subject to the conditions of the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering unitholders whose Units have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Units tendered pursuant to the Offer, then, without prejudice to Purchaser's rights discussed in "The Offer—Section 1. Terms of the Offer," the Depositary may nevertheless retain tendered Units on behalf of Purchaser, and such Units may not be withdrawn, except to the extent that the tendering unitholders are entitled to withdrawal rights as described in "The Offer—Section 4. Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Units be paid, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Units are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Unit Certificates are submitted evidencing more Units than are tendered, Unit Certificates evidencing unpurchased Units will be returned, without expense to the tendering unitholder (or, in the case of Units tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units," such Units will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or in part, from time to time, to any direct or indirect wholly owned subsidiary of Purchaser, the right to purchase all or any portion of the Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee and will in no way prejudice the rights of tendering unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

        3.    Procedures for Accepting the Offer and Tendering Units.

         Valid Tenders.    In order for a unitholder validly to tender Units pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Unit Certificates evidencing tendered Units must be received by the Depositary at such address or such Units must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering unitholder must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation. The Agent's Message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Units that are the subject of such

Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

         Book-Entry Transfer.    The Depositary will establish an account with respect to the Units at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Units by causing the Book-Entry Transfer Facility to transfer such Units into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Units may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering unitholder must comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

         Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Units tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) Units are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution," and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Unit Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Unit Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder, then the Unit Certificate must be endorsed or accompanied by appropriate duly executed unit powers, in either case signed exactly as the name of the registered holder appears on the Unit Certificate, with the signature on such Unit Certificate or unit powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal for more information.

         Guaranteed Delivery.    If a unitholder desires to tender Units pursuant to the Offer and the Unit Certificate(s) evidencing such unitholder's Units are not immediately available, or if such unitholder cannot deliver the Unit Certificate(s) and all other required documents to the Depositary prior to the Expiration Date, or if such unitholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Units may nevertheless be tendered, provided that all of the following conditions are satisfied:

          1.     such tender is made by or through an Eligible Institution;

          2.     a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          3.     the Unit Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Units, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        In all cases, Units will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal is received by the Depositary.

        The method of delivery of Unit Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and sole risk of the tendering unitholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Units of any particular unitholder, whether or not similar defects or irregularities are waived in the case of other unitholders. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         Other Requirements; Appointment of Proxies.    By executing the Letter of Transmittal as set forth above, a tendering unitholder irrevocably appoints Purchaser and its designees as such unitholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such unitholder's rights with respect to the Units tendered by such unitholder and accepted for payment by Purchaser (including, with respect to any distributions (other than the Pending Distribution (as hereinafter defined)), rights, other Units or other securities issued or issuable in respect of such Units, on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such unitholder with respect to such Units (and such other Units and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such unitholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Units and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such unitholder as they in their sole discretion may deem proper at any annual or special meeting of the Partnership's unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon Purchaser's payment for such Units, Purchaser must be able to exercise full voting rights with respect to such Units.

         Tender Constitutes an Agreement.    The tender of Units pursuant to any of the procedures described above will constitute the tendering unitholder's acceptance of the Offer, as well as the tendering unitholder's representation and warranty that such unitholder has the full power and authority to tender and assign the Units tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Units tendered pursuant to the Offer will constitute a binding agreement between the tendering unitholder and Purchaser upon the terms and subject to the conditions of the Offer.

         Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain unitholders of the Offer Price for Units purchased pursuant to the Offer, each such unitholder must provide the Depositary with such unitholder's correct taxpayer identification number ("TIN") and certify that such unitholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain unitholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a unitholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the unitholder and payment of cash to the unitholder pursuant to the Offer may be subject to backup withholding. All unitholders surrendering Units pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign unitholders should complete and sign a Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

        4.    Withdrawal Rights.    Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Saturday, January 3, 2009. No withdrawal rights will apply to Units tendered during a Subsequent Offering Period (if one is offered) and no withdrawal rights apply during the Subsequent Offering Period with respect to Units tendered in the Offer and accepted for payment. See "The Offer—Section 1. Terms of the Offer" for more information.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of such Units, if different from that of the person who tendered such Units. If Unit Certificates evidencing Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Unit Certificates, the serial numbers shown on such Unit Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Units have been tendered for the account of an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Units.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Units, or is unable to accept Units for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Units and such Units may not be withdrawn, except to the extent that tendering unitholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

        Withdrawals of Units may not be rescinded. Any Units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Units may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period (if any) by following one of the procedures described in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Units."

        Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Units in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Units or is unable to accept for payment or pay for Units pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 11. Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Units, and such Units may not be withdrawn except to the extent tendering unitholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

        5.    Certain Federal Income Tax Consequences.

        The following is a general summary of certain United States federal income tax consequences to a beneficial owner of Units whose Units are tendered and accepted for payment pursuant to the Offer. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Units. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code'), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to unitholders that hold Units as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not apply to Units acquired pursuant to compensatory transactions or Units held as part of a "straddle," "hedge," "conversion transaction," "constructive sale," "synthetic security" or other integrated investment. Further, this discussion does not address any of the tax consequences of the Offer to unitholders that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, mutual funds, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, partnerships, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. This discussion does not address the United States federal income tax consequences to a unitholder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and does not consider the effect of any state, local, foreign or other tax laws.

        Each unitholder should consult its own tax advisor as to the particular tax consequences of the Offer, including the application and effect of federal, state, local and foreign tax laws and possible changes in tax laws.

         Sale of Units.    The receipt of cash for Units pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a unitholder who sells Units pursuant to the Offer will recognize gain or loss equal to the difference between the amount realized and the unitholder's adjusted tax basis for the Units sold pursuant to the Offer. A unitholder's amount realized will generally be measured by the sum of the cash received by the unitholder plus the unitholder's share of Partnership liabilities. Because the amount realized will include a unitholder's share of Partnership liabilities, the gain recognized on the sale of Units could exceed the cash received from the sale. For purposes of determining the gain recognized, a unitholder's adjusted tax basis for its Units will include its share of Partnership liabilities.

        Any prior distributions from the Partnership in excess of cumulative net taxable income for a Unit that decreased a unitholder's adjusted tax basis in the Unit will, in effect, become taxable income if the price received for the Unit in the Offer is greater than the unitholder's adjusted tax basis in the Unit, even if the price received is less than the unitholder's original cost for the Unit.

        Except as noted below, gain or loss recognized by a unitholder on the sale of Units in the Offer will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Units held more than twelve months may be taxed at a favorable rate. However, a portion, which may be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation or depletion recapture or other "unrealized receivables" or to "inventory items" owned (directly or indirectly) by the Partnership or Buckeye. The term "unrealized receivables" includes potential recapture items, including depreciation recapture and depletion recapture. Ordinary income attributable to unrealized receivables, inventory items and recapture items may exceed a unitholder's net taxable gain realized upon the sale of a Unit and may be recognized even if there is a net taxable loss on the sale of a Unit. Net capital losses may offset no more than $3,000 of ordinary income in the case of individuals, and may be used only to offset capital gains in the case of corporations.

        The Internal Revenue Service has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a unitholder who can identify Units sold with an ascertainable holding period to elect to use the actual holding period of the Units sold. Thus, according to the ruling, a unitholder selling less than all of the unitholder's Units in the Offer will be unable to select high or low basis Units to sell in the Offer. However, according to the regulations, the unitholder may designate specific Units sold for purposes of determining the holding period of Units sold in the Offer. A unitholder electing to use the actual holding period of Units sold must consistently use that identification method for all subsequent sales or exchanges of Units. A unitholder considering a sale in the Offer of Units purchased in separate transactions is urged to consult the unitholder's tax advisor as to the possible consequences of this ruling and application of the regulations.

         Backup Withholding and Information Reporting.    Payments made with respect to Units sold in the Offer will be subject to information reporting and U.S. federal backup withholding (at a rate of 28%) unless the unitholder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Form W-9 or substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depository) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. The requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each unitholder. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a unitholder's United States federal income tax liability, if any, provided that the unitholder furnishes the required information to the Internal Revenue Service in a timely manner.

        6.    Price Range of Units and Related Matters.

        The Units are listed and traded on the NYSE under the symbol "BGH." The high and low sales prices of the Units in 2006 through 2008, as reported in the NYSE Composite Transactions, were as follows:

	2008		2007		2006
Quarter	High	Low	High	Low	High	Low
First	$29.92	$21.65	$21.44	$16.45	N/A	N/A
Second	26.44	18.00	33.37	20.22	N/A	N/A
Third*	22.70	13.35	39.89	27.45	16.23	14.89
Fourth**	17.49	9.51	30.00	26.10	16.38	15.44

*
Data in the third quarter of 2006 are from the initial trading date of August 4, 2006 to September 30, 2006.

**
Data for the fourth quarter of 2008 are through November 3, 2008, and include dates after Purchaser's announcement of its intention to make the Offer.

        On August 9, 2006, the Partnership sold 10.5 million Units in its IPO at $17.00 per Unit. The net proceeds, after underwriter's discounts and offering expenses, were approximately $168.3 million. The Partnership used the net proceeds, along with cash on hand, to repay certain outstanding indebtedness under a term loan and to make distributions to its pre-IPO equity owners.

        On October 21, 2008, the last trading day before we announced our intention to commence the Offer, the closing price reported on the NYSE was $14.29. On November 4, 2008, the last trading day before we commenced the Offer, the closing price reported on the NYSE was $17.10.

        Unitholders are urged to obtain a current market quotation for the Units.

        See "The Offer—Section 10. Dividends and Distributions" for more information.

        7.    Certain Information Concerning the Partnership.

         General.    The information concerning the Partnership contained in this Offer to Purchase has been furnished by the Partnership or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Partnership contained in such documents and records or for any failure by the Partnership to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        The Partnership is a Delaware limited partnership that owns Buckeye GP, the general partner of Buckeye, and 100 percent of the incentive distribution rights in Buckeye. The Partnership also owns the general partner interests in certain of the operating subsidiaries of Buckeye. More information concerning Purchaser is available at www.buckeyegp.com. More information concerning Buckeye is available at www.buckeye.com.

        The Partnership's principal offices are located at Five TEK Park, 9999 Hamilton Blvd., Breinigsville, PA 18031 and its telephone number at such address is (800) 422-2825.

        As of the date hereof, to the best of Purchaser's knowledge, (i) Purchaser does not know whether any executive officer director or affiliate of the Partnership intends to tender Units in the Offer, (ii) none of the Partnership, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer and (iii) the Partnership has not made public any appraisal, report or opinion on the fairness of this transaction. On October 22, 2008, the Partnership issued a press release stating that its board of directors had not made a decision concerning its response to the announcement to commence the Offer.

        To the best of Purchaser's knowledge, a majority of the directors of the Partnership who are not employees of the Partnership have not retained an unaffiliated representative to act solely on behalf of unaffiliated unitholders for purposes of preparing a report concerning the fairness of the transaction. However, the Partnership has publicly disclosed that the Special Committee has retained Morgan Stanley & Co. Incorporated as its financial advisor to assist it in considering the Offer. The Offer and the Call have not been approved by a majority of the directors of the Partnership who are not employees of the Partnership.

         Miscellaneous.    For a description of certain business relationships among the Partnership, Purchaser and their respective affiliates, see "Special Factors—Section 9. Related Party Transactions" and "Special Factors—Section 10. Certain Transactions Between Purchaser and the Partnership."

         Financial Information.    Certain financial information relating to the Partnership is hereby incorporated by reference to the audited financial statements for the Partnership's 2007 and 2006 fiscal years set forth in the Form 10-K, beginning on page 77 of such report. Certain financial information relating to the Partnership is also hereby incorporated by reference to the unaudited balance sheets, comparative year-to-date income statements and related earnings per share data and statements of cash flows for the first, second and third quarters of 2008 set forth in Item 1 of each of the Q1 Form 10-Q,

Q2 Form 10-Q and the Q3 Form 10-Q. The reports may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under "Available Information" below.

SELECTED FINANCIAL INFORMATION

        The following table sets forth summary historical financial data for the Partnership as of and for the nine months ended September 30, 2008 and 2007, and for each of the years ended December 31, 2007 and 2006.

        These data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Form 10-K and the unaudited interim financial statements and other financial information contained in the Q3 Form 10-Q, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Partnership with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 on the Form 10-K and as Item 1 on the Q3 Form 10-Q are hereby incorporated herein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below. See "The Offer—Section 7. Certain Information Concerning the Partnership" for more information.

	(numbers in thousands)
	For Nine Months Ended September 30,		For Twelve Months Ended December 31,
	2008	2007	2007	2006
Income Statement Data(1)(2)
Revenues	$1,368,994	$375,548	$519,347	461,760
Total costs and expenses	1,192,663	236,478	323,994	296,887
Net income	18,400	15,148	22,921	8,734
Basic net income per partnership unit	0.65	0.54	0.81	0.09
Diluted net income per partnership unit	0.65	0.54	0.81	0.09
Balance Sheet Data(2)
Current assets	$423,564		202,512	$131,900
Non-current assets	2,787,257		2,151,814	2,080,685
Current liabilities	311,967		105,559	102,461
Non-current liabilities	2,666,193		2,010,437	1,869,507
Total partner's capital	232,661		238,330	240,617
Average Units outstanding (on a fully diluted basis)	28,300		28,300	28,300

Notes to Selected Financial Information

(1)
The Partnership was formed on June 15, 2006 in order to facilitate the reorganization of MainLine and its affiliates and to effect the IPO. The reorganization and IPO occurred on August 9, 2006; prior to that date, the Partnership had no activity. Prior to the reorganization, MainLine owned and controlled Buckeye GP. On August 9, 2006, the Partnership sold 10.5 million Units in the IPO, the net proceeds of which were approximately $168.3 million. The Partnership used the net proceeds from IPO, along with cash on hand, to repay all of the then-outstanding indebtedness of MainLine and to make distributions to its pre-IPO equity owners. The Units sold in the IPO represent approximately 37% of the outstanding equity of the Partnership, which includes Units and management units.

  Coincident with the IPO, the equity interests of MainLine were exchanged for the equity interests of the Partnership. Accordingly, the financial information for the Partnership included in this report includes the financial information of MainLine as the predecessor of the Partnership.

  In connection with the closing of the IPO, on August 9, 2006, the Partnership and Buckeye GP restructured the ownership of Buckeye GP. MainLine Sub LLC ("MainLine Sub"), which was then a wholly owned subsidiary of the Partnership and the owner of Buckeye GP, assigned all of its rights under the Fourth Amended and Restated Incentive Compensation Agreement, dated as of December 15, 2004, between MainLine Sub and Buckeye to Buckeye GP. Thereafter, Buckeye and Buckeye GP amended and restated that agreement by entering into the Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006 (the "Incentive Compensation Agreement"). Also on August 9, 2006, Buckeye GP entered into the Partnership Agreement. The amendments to the Incentive Compensation Agreement and the Partnership Agreement reflect the assignment of the Incentive Compensation Agreement to Buckeye GP and recharacterize the payments that Buckeye GP receives under the Incentive Compensation Agreement and the Partnership Agreement as distributions in respect of its general partner interest rather than compensation payments. On August 18, 2006, MainLine Sub was merged with and into the Partnership.

(2)
The Partnership's financial information as of and for the year ended December 31, 2006 does not necessarily reflect what the Partnership's financial position or results of operation would have been had the Partnership operated as a stand-alone public entity, and may not be indicative of future results of operation or financial position.

        The Partnership historically has not reported a ratio of earnings to fixed charges.

        Book value per Unit was $8.26 as of June 30, 2008. Book value per Unit is not a term defined by generally accepted accounting principles. Book value per Unit is calculated by dividing total partner's capital by the weighted average number of Units outstanding.

         Available Information.    The Units are registered under the Exchange Act. Accordingly, the Partnership is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Partnership's filings are also available to the public on the SEC's website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

        8.    Certain Information Concerning Purchaser and its Affiliates.    Purchaser is a Delaware limited liability company that owns 100% of the membership interests in MainLine and 17,004,595 Units, representing approximately 61% of the total outstanding Units. It is owned primarily by ArcLight Energy Partners Fund III, L.P. ("AEFP III") and ArcLight Energy Partners Fund IV, L.P. ("AEFP IV" and, together with AEFP III, the "ArcLight Funds"), each an affiliate of ArcLight, and Kelso Investment Associates VII, L.P. ("KIA VII") and KEP VI, LLC ("KEP VI" and, together with KIA VII, the "Kelso Funds"), each an affiliate of Kelso, as well as by certain members of senior management of the Partnership and funds affiliated with Lehman Brothers. Each of ArcLight and Kelso are private equity firms. Purchaser is managed by a board of directors, the members of which are appointed by the ArcLight Funds and the Kelso Funds.

        The principal offices of Purchaser are located at c/o ArcLight Capital Partners, LLC, 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02117. The telephone number for Purchaser at such location is (617) 531-6300. The principal offices of the ArcLight Funds are located at 200 Clarendon Street, 55th Floor, Boston, MA 02117. The telephone number for the ArcLight Funds at such location is (617) 531-6300. The principal offices of the Kelso Funds are located at 320 Park Avenue, New York, NY 10022. The telephone number for the Kelso Funds at such location is (212) 751-3939.

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of Purchaser and its affiliates are set forth in Schedule A hereto. None of Purchaser, its affiliates, or, to the best of their knowledge, any of the persons listed in Schedule A hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Purchaser, its affiliates, or, to the best of their knowledge, any of the persons listed in Schedule A hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule B hereto), (i) none of Purchaser or, to the knowledge of Purchaser, any of the persons listed in Schedule A or Schedule B hereto, beneficially owns or has a right to acquire any Units or any other partnership interests of the Partnership, and (ii) none of Purchaser or its affiliates or, to the knowledge of Purchaser or its affiliates, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Units or any other partnership interests of the Partnership during the past sixty days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule B hereto), (i) neither Purchaser nor, to the knowledge of Purchaser, any of the persons listed on Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of SEC between Purchaser or any of its affiliates or, to the knowledge of Purchaser or any of its affiliates, any of the persons listed in Schedule A hereto, on the one hand, and the Partnership or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser or any of Purchaser's affiliates or, to the knowledge of Purchaser or any of its affiliates, any of the persons listed in Schedule A hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        No provision has been made in connection with the transaction to grant unitholders access to the corporate files of Purchaser or to obtain counsel or appraisal services at the expense of Purchaser.

        9.    Source and Amount of Funds.    The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to complete the Offer and consummate the Call is estimated to be approximately $183 million, including related transaction fees and expenses. See "The Offer—Section 14. Fees and Expenses" for more information. Purchaser intends to use cash contributed to it by its members to fund the Offer Price for tendered Units and to pay any related transaction fees.

        Purchaser has entered into equity commitment letters with each of the ArcLight Funds and the Kelso Funds providing for capital contributions to Purchaser equal, in the aggregate, to the total amount of funds required by Purchaser to complete the Offer and consummate the Call. Each of the ArcLight Funds and the Kelso Funds would obtain such funds by drawing down on capital previously committed to them. Pursuant to Purchaser's limited liability company agreement, Purchaser's other members have the right to contribute their pro rata portion of such amount, and the contributions of the ArcLight Funds and the Kelso Funds pursuant to their equity commitment letters would be reduced by the amount contributed by members of Purchaser that exercise this right.

        No alternative financing plans or arrangements have been made in the event that Purchaser is unable to obtain sufficient funds in connection with the Offer and the Call.

        10.    Dividends and Distributions.

        Cash distributions paid by the Partnership on the Units in respect of periods after its IPO date of August 9, 2006 were as follows:

Record Date	Payment Date	Amount Per Unit
November 6, 2006	November 30, 2006	$0.125
February 6, 2007	February 28, 2007	0.225
May 7, 2007	May 31, 2007	0.240
August 6, 2007	August 31, 2007	0.250
November 5, 2007	November 30, 2007	0.265
February 5, 2008	February 29, 2008	0.285
May 9, 2008	May 30, 2008	0.300
August 8, 2008	August 29, 2008	0.310

        On October 29, 2008, the Partnership's board of directors announced a quarterly distribution (the "Pending Distribution") of $0.32 per Unit payable on November 28, 2008 to unitholders of record as of November 7, 2008.

        If, at any time on or after the date hereof, the Partnership should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Units pursuant to a unit dividend or unit split), other than the Pending Distribution, with respect to the Units that is payable or distributable to unitholders of record on a date occurring prior to the transfer to the name of Purchaser or its nominees or transferees on the Partnership's Unit transfer records of the Units purchased pursuant to the Offer, then, without prejudice to Purchaser's rights described in "The Offer—Section 11. Conditions to the Offer," (i) the purchase price per Unit payable by Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Units) will be required to be remitted promptly and transferred by each tendering unitholder to the Depositary for the account of Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by Purchaser in its sole discretion.

        If, on or after the date hereof, the Partnership should split the Units or combine or otherwise change the Units or its capitalization, then, without prejudice to Purchaser's rights described under the heading "The Offer—Section 11. Conditions to the Offer," appropriate adjustments to reflect such split, combination or change may be made by Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

        11.    Conditions to the Offer.    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser will not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Units (whether or not any Units theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if (i) at the Expiration Date the Minimum Condition has not been satisfied or (ii) at any time on or after November 5, 2008 and prior to the time of payment for any such Units, any of the following events has occurred:

          (a)   there has not been validly tendered and not withdrawn a sufficient number of Units such that, upon acceptance for payment and payment for the tendered Units pursuant to the Offer, Purchaser and its affiliates will own more than 90% of the Units outstanding on a fully diluted basis (as defined in the "Introduction");

          (b)   any change (or any condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, unitholders' equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Partnership or Buckeye which has or could reasonably be expected to have a material adverse effect on the Partnership (an "Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the Units or the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the Offer or the Call (a "Diminution in Value"); or

          (c)   there has been threatened or instituted by, or is pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a "Governmental Entity"), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any person or entity which (i) challenges the acquisition by Purchaser or any affiliate of Purchaser of any Units pursuant to the Offer or the Call, seeks to restrain, prohibit or delay the making or completion of the Offer or the Call, or would otherwise directly or indirectly adversely affect the Offer or the Call, (ii) seeks to prohibit or limit materially the ownership or operation by the Partnership or Purchaser (or any affiliate of Purchaser) of all or any portion of the business or assets of the Partnership or of Purchaser and its affiliates, including the Partnership and its subsidiaries, or to compel the Partnership or Purchaser (or any other affiliate of Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser and its affiliates and subsidiaries, including the Partnership and its subsidiaries, taken as a whole as a result of the transactions contemplated by the Offer or the Call, (iii) seeks to require divestiture by Purchaser (or any affiliate of Purchaser) of any or all of the Units, (iv) otherwise has or could reasonably be expected to have an Adverse Effect, or results or could reasonably be expected to result in a Diminution in Value, or (v) seeks to impose any condition to the Offer unacceptable to Purchaser; or

          (d)   there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or completion of the Offer or the Call, or otherwise directly or indirectly materially and adversely affects the Offer or the Call, (ii) prohibits or materially limits the ownership or operation by the Partnership or Purchaser of all or any material portion of the business or assets of Purchaser and its affiliates, including the Partnership and its subsidiaries, taken as a whole, or compels the Partnership, Purchaser (or any other affiliate of Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Purchaser and its affiliates and subsidiaries, including the Partnership and its subsidiaries, taken as a whole as a result of the transactions contemplated by the Offer or the Call, (iii) requires divestiture by Purchaser or any of their affiliates of any or all of the Units, (iv) otherwise has or could reasonably be expected to have an Adverse Effect, or results or could reasonably be expected to result in a Diminution in Value, or (v) imposes any condition to the Offer unacceptable to Purchaser; or

          (e)   there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Offer or the Call, or any other action has been taken by any Governmental Entity, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (f)    there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any U.S. national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the U.S. financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 index from November 5, 2008, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (v) any commencement or escalation of war, armed hostilities, terrorism, or other national or international calamity directly or indirectly involving the United States, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (g)   the Partnership's board of directors or the Special Committee (or any other committee of the Partnership's board of directors) has recommended, on Schedule 14D-9 or otherwise, rejection of the Offer by unitholders; or

          (h)   the Partnership and Purchaser have reached an agreement or understanding that the Offer be terminated or amended or Purchaser (or one of its affiliates) has entered into a definitive agreement or an agreement in principle to acquire the Partnership or Units or assets of the Partnership; or

          (i)    the Partnership has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any Units or securities convertible into or exchangeable for Units, or any rights, warrants or options to acquire any such Units or convertible securities or any other securities of the Partnership, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Units or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution, other than the Pending Distribution, on any Units or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Partnership that individually or in the aggregate, has or could reasonably be expected to have an Adverse Effect or result or could reasonably be expected to result in a Diminution in Value; or

          (j)    the Partnership has amended, or proposed or authorized any amendment to, its certificate of formation or the Partnership Agreement or similar organizational documents or Purchaser has learned that the Partnership has proposed, adopted or recommended any such amendment which has not been publicly disclosed by the Partnership and set forth in filings with the SEC prior to November 5, 2008; or

          (k)   a tender or exchange offer for some portion or all of the Units has been commenced or publicly proposed to be made by another person (including the Partnership), or it shall have been publicly disclosed or Purchaser has learned that (i) any person (including the Partnership), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Units, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Units, and other than acquisitions by persons or groups who have publicly disclosed in a filing with the SEC such ownership on or prior to November 5, 2008, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Units prior to such date has acquired or proposed to acquire additional Units constituting more than one percent of the Units, or has been granted any option or right to acquire more than one percent of the Units, (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Units or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Partnership or (iv) any person has filed a Notification and Report Form under the HSR Act (as defined herein) or made a public announcement reflecting an intent to acquire the Partnership or assets or securities of the Partnership; or

          (l)    any change, any condition, event or development involving a prospective change, or any material worsening of any existing change has occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or could reasonably be expected to have an Adverse Effect or results or could reasonably be expected to result in a Diminution in Value; or

          (m)  the Partnership has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise affected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Offer or the Call, which in the sole judgment of Purchaser in each case with respect to every matter referred to above makes it inadvisable to proceed with the Offer or with the acceptance for payment of, or the payment for, the Units.

        The foregoing conditions in paragraphs (a) through (m) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions or may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The Minimum Condition may not be waived by Purchaser. The determination as to whether any condition has been satisfied will be made in the reasonable good faith judgment of Purchaser. The failure by Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date.

        12.    Effect of the Offer on the Market for the Units; NYSE Quotation; Exchange Act Registration; Margin Regulations.

         Market for the Units.    The purchase of Units by Purchaser pursuant to the Offer will reduce the number of holders of Units and the number of Units that might otherwise trade publicly and, depending upon the number of Units so purchased, could adversely affect the liquidity and market value of the remaining Units held by the public. Purchaser cannot predict whether the reduction in the number of Units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Units or whether it would cause future market prices to be greater or less than or the same as the Offer Price.

         Unit Listing.    The Units are listed on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per Unit price of any Units not purchased pursuant to the Offer, the Units may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE may delist the Units if, among other things: (i) the number of total unitholders falls below 400; (ii) the number of total unitholders falls below 1,200 and the average monthly trading volume is less than 100,000 Units (for the most recent 12 months); or (iii) the number of publicly held Units (exclusive of holdings of officers and directors of the Partnership and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If as a result of the purchase of Units pursuant to the Offer, the Units no longer meet the requirements of the NYSE for continued listing and the listing of the Units is discontinued, the market for the Units could be adversely affected. According to the Partnership, there were approximately 3,100 holders of record of the Units as of December 31, 2007, and 27,769,647 Units outstanding as of July 24, 2008.

        If the NYSE were to delist the Units, it is possible that the Units would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc. or other sources. The extent of the public market for the Units and the availability of such quotations would depend, however, upon such factors as the number of unitholders and/or the aggregate market value of the publicly traded Units remaining at such time, the interest in maintaining a market in the Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Units or whether it would cause future market prices to be greater or lesser than the Offer Price.

         Exchange Act Registration.    The Units are currently registered under the Exchange Act. Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the SEC if the Units are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to its unitholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Partnership, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser currently intends to seek the delisting of the Units from the NYSE and to cause the Partnership to terminate the registration of the Units under the Exchange Act as soon as practicable after consummation of the Call.

         Margin Regulations.    The Units are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Units. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Units would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Units under the Exchange Act were terminated, the Units would no longer constitute "margin securities."

        13.    Certain Legal Matters; Regulatory Approvals.

         General.    Except as described in this Section 13, based on a review of publicly available filings by the Partnership with the SEC and a review of certain information furnished by the Partnership to Purchaser, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Partnership that might be adversely affected by the acquisition of Units by Purchaser pursuant to the Offer, the Call or otherwise, or (ii) except as discussed herein, any approval or other action by any Governmental Entity that would be required prior to the acquisition of Units by Purchaser pursuant to the Offer, the Call or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Anti-takeover Statutes." While Purchaser does not presently believe that any competition waiting period or approval will materially delay the acceptance for payment of, or payment for, Units tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences materially adverse to the Partnership's business or that material parts of the Partnership's business might not have to be disposed of, or other substantial conditions complied with, in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Units tendered. See "The Offer—Section 11. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

         State Anti-takeover Statutes.    The Partnership conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that the anti-takeover laws and regulations of any state will by their terms apply to the Offer or the Call, and Purchaser has not attempted to comply with any state anti-takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Call, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Call and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Call, Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Units tendered pursuant to the Offer, or be delayed in completing the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Units tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and consummating the Call. In such case, Purchaser may not be obligated to accept for payment any Units tendered in the Offer. See "The Offer—Section 11. Conditions to the Offer."

         Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the FTC and certain waiting period requirements have been satisfied. The purchase of Units pursuant to the Offer is not subject to such requirements because Purchaser currently owns in excess of 50% of the issued and outstanding Units.

        The FTC and the DOJ frequently scrutinize the legality of acquisitions under U.S. Antitrust Laws (as defined herein) of transactions such as Purchaser's acquisition of Units pursuant to the Offer and the Call. At any time before or after Purchaser's acquisition of Units, the DOJ or the FTC could take such action under U.S. Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Units pursuant to the Offer or otherwise seeking divestiture of Units acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under U.S. Antitrust Laws under certain circumstances. Purchaser believes that the acquisition of Units by Purchaser will not violate U.S. Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Units by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See "The Offer—Section 11. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        As used in this Offer to Purchase, "U.S. Antitrust Laws" means and includes the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        14.    Fees and Expenses.

        Purchaser has retained Innisfree M&A Incorporated to serve as the Information Agent and Computershare Trust Company, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Units by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

        Except as discussed above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Units pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

        The following is an estimate of fees and expenses to be incurred by Purchaser in connection with the Offer:

Advertising	$50,000
Filing	7,000
Depositary	25,000
Information Agent	10,000
Legal, Printing and Miscellaneous	1,500,000
Total	$1,592,000

        In addition, the Partnership will incur its own fees and expenses in connection with the Offer. The Partnership will not pay any of the fees and expenses to be incurred by Purchaser.

        15.    Miscellaneous.    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Units other than Purchaser and its subsidiaries. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Units pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Units in such state.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13e-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in "The Offer—Section 7. Certain Information Concerning the Partnership—Available Information."

BGH GP Holdings, LLC

November 5, 2008

 SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF PURCHASER

        1.    Directors and Executive Officers of Purchaser and Control Persons.    The following table sets forth the name, present principal occupation or employment and present business address, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser and its primary affiliates. Each such person is a citizen of the United States of America. Unless otherwise indicated and except with respect to positions held with Purchaser, which was formed on March 30, 2007, each such person has held his or her present occupation as set forth below for the past five years.

        Purchaser is a Delaware limited liability company owned primarily by AEFP III, AEFP IV, KIA VII and KEP VI. Daniel R. Revers and Robb E. Turner exercise control over investments by AEFP III and AEFP IV. The following individuals exercise control over investments by KIA VII and KEP VI: Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore and Stanley de J. Osborne.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Daniel R. Revers ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 (617) 531-6300	Mr. Revers is a member of the Board of Directors of Purchaser. Mr. Revers is a Managing Partner of ArcLight Capital Partners, LLC, which he co-founded in 2000.
Robb E. Turner ArcLight Capital Partners, LLC 152 West 57th Street 53rd Floor New York, NY 10019 (212) 901-1500
Mr. Turner is a member of the Board of Directors of Purchaser. He also serves as a director of MainLine. Mr. Turner is a Senior Partner of ArcLight Capital Partners, LLC, which he co-founded in 2000, and has been a principal since its inception.
Frank J. Loverro Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939
Mr. Loverro is a member of the Board of Directors of Purchaser. He also serves as a director of MainLine. Mr. Loverro joined Kelso in 1993, was promoted to Vice President in 1999, and has been a Managing Director since 2004.
Christopher L. Collins Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Collins is a member of the Board of Directors of Purchaser. He also serves as a director of MainLine. Mr. Collins has been a transactions professional with Kelso since 2001.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Forrest E. Wylie MainLine Management LLC Five TEK Park, 9999 Hamilton Blvd. Breinigsville, Pennsylvania 18031 (800) 422-2825	Mr. Wylie is a member of the Board of Directors of Purchaser. He is also the Chief Executive Officer of Purchaser and MainLine. Mr. Wylie served as Vice Chairman of Pacific Energy Partners, L.P., a refined product and crude oil pipeline and terminal partnership, from March 2005 until Pacific Energy Partners, L.P. merged with Plains All American, L.P. in November 2006. Mr. Wylie was President and Chief Executive Officer of NuCoastal Corporation, a midstream energy company, from May 2002 until February 2005. He currently serves on the board of directors of Eagle Shipping and Coast Energy Corporation.
Stephen C. Muther MainLine Management LLC Five TEK Park, 9999 Hamilton Blvd. Breinigsville, Pennsylvania 18031 (800) 422-2825
Mr. Muther is the President and Secretary of Purchaser. He is also the President of MainLine. Mr. Muther had served as Executive Vice President, Administration and Legal Affairs or Senior Vice President, Administration, General Counsel and Secretary of Buckeye GP since May 1990. He served in these same capacities for MainLine since May 4, 2004.
Vance E. Powers MainLine Management LLC Five TEK Park, 9999 Hamilton Blvd. Breinigsville, Pennsylvania 18031 (800) 422-2825	Mr. Powers is the Vice President and Assistant Treasurer of Purchaser. He is also the Vice President, Finance & Controller and Acting Chief Financial Officer of MainLine since November 2003.
ArcLight Funds
Daniel R. Revers ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 (617) 531-6300	Mr. Revers is a Managing Partner and co-founder of ArcLight Capital Partners, LLC, and is based in Boston, MA and has served in this capacity since 2000.
Robb E. Turner ArcLight Capital Partners, LLC 152 West 57th Street 53rd Floor New York, NY 10019 (212) 901-1500	Mr. Turner is a Senior Partner and co-founder of ArcLight Capital Partners, LLC and is based in New York, NY and has served in this capacity since 2000.
Kelso Funds
Frank T. Nickell Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Nickell joined Kelso in 1997 and has been President since 1989, Chief Executive Officer since 1997 and Chairman of the Board since 2006.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas R. Wall, IV Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Wall joined Kelso in 1983 and has been a Managing Director since 1989.
George E. Matelich Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Matelich joined Kelso in 1985 and has been a Managing Director since 1989.
Michael B. Goldberg Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Goldberg joined Kelso as a Managing Director in 1991.
David I. Wahrhaftig Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Wahrhaftig joined Kelso in 1987 and has been a Managing Director since 1997.
Frank K. Bynum, Jr. Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Bynum joined Kelso in 1987 and has been a Managing Director since 1997.
Philip E. Berney Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Berney joined Kelso as a Managing Director in 1999.
Frank J. Loverro Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Loverro joined Kelso in 1993, was promoted to Vice President in 1999, and has been Managing Director since 2004.
James J. Connors, II Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Connors joined Kelso as Vice President and General Counsel in 1993 and has been Managing Director and General Counsel since 2005.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Church M. Moore Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Moore joined Kelso in 1998, was promoted to Vice President in 2004 and has been a Managing Director since 2007.
Stanley de J. Osborne Kelso & Company 320 Park Avenue New York, NY 10022 (212) 751-3939	Mr. Osborne joined Kelso in 1998, was promoted to Vice President in 2004 and has been a Managing Director since 2007.

 SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth (i) the current ownership of Units by Purchaser and its directors, officers and affiliates, (ii) the purchases of Units by the respective directors, officers and affiliates of Purchaser during the past sixty days and (iii) the purchases of Units by Purchaser and its directors, officers and noteworthy affiliates during the past two years.

Filing Person	Number	Percent	Securities Transactions for Past 60 Days	Securities Transactions for Past Two Years
Daniel R. Revers(1)	17,513,737	61.9%	—	—
Robb E. Turner(1)	17,513,737	61.9%	—	—
Frank J. Loverro(1)	17,513,737	61.9%	—	—
Christopher L. Collins(1)	17,513,737	61.9%	—	—
Frank T. Nickell(1)	17,513,737	61.9%	—	—
Thomas R. Wall, IV(1)	17,513,737	61.9%	—	—
George E. Matelich(1)	17,513,737	61.9%	—	—
Michael B. Goldberg(1)	17,513,737	61.9%	—	—
David I. Wahrhaftig(1)	17,513,737	61.9%	—	—
Frank K. Bynum, Jr. (1)	17,513,737	61.9%	—	—
Philip E. Berney(1)	17,513,737	61.9%	—	—
James J. Connors, II(1)	17,513,737	61.9%	—	—
Church M. Moore(1)	17,513,737	61.9%	—	—
Stanley de J. Osborne(1)	17,513,737	61.9%	—	—
Forrest E. Wylie(1)	17,513,737	61.9%	—	—
Stephen C. Muther	50,000	*	—	—
Vance E. Powers(2)	10,000	*	—	—

*
Less than 1%

(1)
Consisting solely of Units and Management Units owned by Purchaser.

(2)
Includes Management Units, which are convertible into Units, at the election of the holder, on a one-for-one basis.

B-1

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each unitholder of the Partnership, or such unitholder's broker, dealer, commercial bank, trust company or other nominee, to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail:	By Facsimile Transmission:	By Hand or Overnight
	(For Eligible Institutions	Courier:
Computershare Trust	Only)
Company, N.A.		Computershare Trust
Attn: Corporate Actions	(617) 360-6810	Company, N.A.
P.O. Box 43014 Suite 3V		Attn: Corporate Actions
Providence, RI 02940-3014	For Confirmation Only	250 Royall Street Suite 3V
	Telephone:	Canton, MA 02021
(781) 575-2332

        Any questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Banks & Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (888) 750-5834

QuickLinks

  Exhibit (a)(1)(i)
Offer to Purchase for Cash All Outstanding Common Units Representing Limited Partner Interests in Buckeye GP Holdings L.P. at $17.00 Net Per Common Unit by BGH GP Holdings, LLC
IMPORTANT
Table of Contents
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE OFFER
INTRODUCTION
SPECIAL FACTORS
THE OFFER
SELECTED FINANCIAL INFORMATION
SCHEDULE A INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
SCHEDULE B SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The Depositary for the Offer is
The Information Agent for the Offer is